Exhibit 10.22

[LETTERHEAD OF PHILIP MORRIS INTERNATIONAL]

PRIVATE & CONFIDENTIAL

André Calantzopoulos

Lausanne, April 18th, 2007

Merit Increase

Dear André,

Further to your annual performance assessment and discussion with your supervisor, we are pleased to confirm your salary increase effective April 1, 2007. Please find the details as follows:

Band	B
Monthly increase	CHF	3,850
New Monthly Salary	CHF	96,160
New Annual Base Salary	CHF	1,250,080
Increase Percentage	4.1%
Position In Range	33.9%

We take this opportunity of wishing you continued success and satisfaction.

With best regards,

Director Project HR One

[LETTERHEAD OF PHILIP MORRIS EASTERN EUROPE]

REGISTERED
Personal & Confidential

Mr. André CALANTZOPOULOS

PM – POLAND, Warsaw

Lausanne, January 15, 1999

Dear André,

Following your appointment as President Eastern Europe Region, reporting to Mr. Paul Hendrys, President & CEO for Philip Morris International Inc., we are pleased to confirm the terms and conditions related to your transfer from PM Warsaw to the Eastern Europe Headquarters in Lausanne.

It is agreed and understood that this letter of transfer will for all purposes be regarded as a continuation of your employment within the Philip Morris Group of Companies.

Official Date of Transfer

February 1, 1999.

Annual Base Salary

Sfr. 550’030.—, to be paid in 13 installments. It will be next reviewed in April 2000.

Pension Plans

You will remain in the FTR/PME Pension Scheme.

The scheme comprises two funds:

1.	The basic plan (CPB) covers the legal benefits accruing out of the LPP (Swiss Federal Law on the Occupational Old Age, Survivors’ and Disability Benefit Plan).

2.	The complementary plan CPC provides additional benefits which bring the level of total benefits (CPB & CPC combined) to the objective of the company’s pension scheme as outlined in the regulations booklet supplied to each employee.

The employee’s combined contribution to both plans amounts to 6% of the salary insured under the CPC which is the equivalent of the above-mentioned annual base salary less a co-ordination amount.

Swiss Social Security Schemes

Contributions to the various state insurance schemes will be deducted from your salary each month as follows:

AVS/AI/APG	:	5.05%

Unemployment	:	1.5 % up to a ceiling of Sfr. 97’200.- per annum. (for 1999) 0.5 % as of Sfr. 97’201.— up to Sfr 243’000.— p.a. (for 1999)

Accident Insurance

Within the scope of the Federal Law on Accident Insurance (LAA) and of the additional cover taken out by the company the following benefits are provided:

a)	Medical care

Full reimbursement of medical, hospital and pharmaceutical costs incurred from the day of the accident.

b)	Salary continuation

100 % of salary for 2 years from the day of the accident occurrence.

c)	Permanent disability benefits.

d)	Survivors’ benefits.

Sickness Insurance

a)	Out-patient and in-patient care

You will switch back from IHI to Intras, you will benefit of the same previous coverage.

For all employees and their eligible dependents covered under this group scheme, the company will take in charge part of the monthly contributions in accordance with the relevant documentation. Family members are also covered for accidents.

No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

b)	Salary continuation

100 % of salary for 2 years from the first day the employee is unable to work. This cover is provided free of charge.

Life Insurance

Within the scope of the insurance carrier regulations and in co-ordination with the Pension Fund, employees are provided, free of charge, with an insurance cover in case of death and permanent disability.

Moving Expenses

Philip Morris will pay a remover to pack, transport, and unpack your existing household goods from Warsaw to Lausanne. Additionally, you will be entitled to a relocation allowance amounting to the equivalent of one twelfth of your annual base salary, i.e. Sfr. 45’836.—.

Housing

In order to enable you to find suitable living quarters, you will be provided on your arrival in Lausanne with either hotel accommodation or a furnished flat free of charge for a maximum period of 3 months. Please note that any supplementary days over and above the 3-month limit will be at your expense.

Taxation

Since September 1, 1998, Philip Morris will reimburse you the difference of tax deductions, which will occur due to the different taxation periods created through your relocation up to the full amount based upon submission of Pricewaterhouse Coopers calculations and offset against any income tax paid for the month of January 1999 in Poland.

Company car

You will be able to use a company pool car, providing availability, otherwise, we will pay for rental cost up to the time you will receive your company car.

Vacation

Your vacation entitlement is 25 working days per calendar year.

Vacation should be taken in the calendar year in which entitlement falls i.e. before December 31 of the current year. Up to 15 vacation days may be carried over to the following year provided they are taken before April 30. Any balance remaining after that date is canceled without compensation.

Long Service Bonus

For each completed year of service, the company pays a cumulative bonus of Sfr. 150.— on the anniversary date of employment, up to a maximum of Sfr. 3’000.— for 20 years of service.

Termination of Employment

Termination of employment, whether by you or by Philip Morris will be subject to the normal requirements of Swiss law.

Please sign and return, for agreement, one copy of this letter of employment.

We look forward to welcoming you in PM Lausanne and wish you success and satisfaction in your new job.

Yours sincerely,

PHILIP MORRIS EUROPE S.A.

/s/ Ulrike Kubala
Ulrike Kubala
Vice President Human Resources
Eastern Europe Region

Read and approved:	/s/ André Calantzopoulos	Date:	29/1/99
(André Calantzopoulos)

Ref.: kgj